Camber Energy, Inc. 8-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements of Camber Energy, Inc. (the “Company”) on Form S-3 (File No. 333-173825, 333-216231, 333-214085, 333-213713, and 333-211066); Form S-8 (File No. 333-166257, 333-179220, 333-195959, 333-210732 and 333-217014); and Form S-1 (File No. 333-211066), of our report dated October 4, 2019 with respect to our audit of the consolidated financial statements of Lineal Star Holdings, LLC as of March 31, 2019 (Successor) and 2018 (Predecessor), the related consolidated statements of operations, changes in equity and cash flows for the period from July 29, 2018 through March 31, 2019 (Successor), the period from April 1, 2018 through July 28, 2018 (Predecessor) and the year ended March 31, 2018 (Predecessor), appearing in the current report on Form 8-K of the Company dated October 4, 2019.

/s/ Marcum LLP

Marcum LLP
Houston, Texas
October 7, 2019